Exhibit 99.1

Centiv Company Conference Call for Q1 2003

May 6, 2003

2:00 PM – East

1:00 PM – Central

11:00 AM – West

OPERATOR:                                         Good afternoon ladies and gentlemen and welcome to the Centiv’s Conference Call to discuss First quarter results. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance during the call, please press *0 on your touch-tone phone. As a reminder ladies and gentlemen, this conference is being tape-recorded.  On the line with us today from Centiv’s management are John Larkin, President and Chief Executive Officer, and Tom Mason, Chief Financial Officer.  We are going to begin today’s call with opening remarks from management, and then we’ll open up the line for a question and answer session. However, before we begin, I’d like to call your attention to the fact that forward-looking statements may be made during the course of the call, and certain factors may cause results or performance to differ from what is implied by these forward-looking statements. Please refer to the press release and the Company’s 10K and other periodic filings with the Securities and Exchange Commission for further discussion of these factors. At this point, I will turn the call over to John Larkin.  John?

JL:                                                                   Thank you. Good afternoon, ladies and gentlemen. Let me add my welcome to Centiv’s conference call to discuss financial results for the First quarter of 2003.

I will briefly cover five items with you today.  Specifically they are:

1.               An Update on the strategic positioning of the company,

2.               Detail our core growth strategies and initiatives,

3.               Summarize Q1 business accomplishments,

4.               Highlight Independent Market Research Results,

5.               Provide a financial update, and

Then, Tom Mason will provide a financial review of the first quarter 2003.  At the end, I will provide some fiscal guidance before taking your questions.

First, Our Strategic Focus:

Last year was an important transition for our company, beginning with a reorganization that followed the sale of our Tekgraf businesses in late 2001. In December of last year, we implemented a plan to completely exit the wholesale printing supplies and technical support businesses remaining from Tekgraf. We characterized these businesses as low margin, commodity driven entities no longer strategically on target with our long-term positioning as a value-added marketing services company. Since December, we have made a full strategic and operational transition singularly focused on the development and marketing of our Instant Impact™ on-line collaborative versioning tool for custom P-O-P signage.  With this transition now complete, we believe Centiv is well positioned for the broad commercialization of Instant Impact™ and our emergence as an industry standard in those vertical markets reliant on P-O-P signage as a meaningful marketing tactic.

One key aspect of Centiv’s business model that we find attractive is the fact that P-O-P is a well-established and growing category. Centiv’s mission is to leverage technology and proprietary software applications to alter what is today an extremely inefficient workflow process and exploit the current trend in consumer marketing which requires the emergence of new processes to drive marketing efficiencies in the execution of finite marketing budgets.

As I said, the P-O-P industry is firmly established representing a $17 billion segment in the U.S and is expected to experience double-digit growth annually. In part, the growth of the P-O-P segment can be attributed to the fragmentation of our population and corresponding media vehicles to reach and influence these consumers. The decline of brand loyalty and increased retailer dominance are also contributing factors. We believe savvy marketers are realizing that influencing consumers at the point-of-purchase is both an effective and efficient advertising strategy.

With the emergence of Web and digital printing technologies, we believe Centiv can drive a paradigm shift that will alter the historical workflows that have existed in the development, production and distribution of P-O-P signage. Centiv is leveraging a new on-demand model which will dramatically shift execution away from long litho runs of generic stock signs to customized signage leveraging software and hardware innovations. No longer will clients produce massive quantities of signage to be stored and handled in regional distribution centers with a dumpster being the final destination for 70% of all signage. As an alternative, Centiv’s model allows marketers to control a consistent brand message, but allows field sales the opportunity to meet the local customization requirements of accounts, in-market events and specific consumer demographics. Efficiency gains, incremental merchandising support and greater consumer take away at retail are viewed as the most compelling and relevant benefits of Instant Impact. As a result, we position Centiv as an efficiency play relative to supply chain management and an effectiveness and efficiency play relative to the brand marketing process.  We believe that our ability to demonstrate virtually 100% retail placement of Centiv produced signage complimented by the increased retail merchandising support Centiv clients receive by leveraging custom signage represent the catalyst for our future acceptance across the Consumer Products industry.

Our strategy and key initiatives to exploit our business model are as follows:

Own The Alcoholic Beverage Segment- Because government regulations restrict traditional advertising mediums in the Alcoholic Beverage segment, P-O-P signage has long been a well accepted advertising alternative. We’ve sized P-O-P signage within the industry at approximately $300 million. Walk into any bar, restaurant or liquor store and as a consumer you’re bombarded with advertising impressions via P-O-P signage. However, current processes to produce, manage and control this process are today being widely scrutinized by the industry.

From the supplier perspective, two factors are being challenged. First, suppliers acknowledge the exurbanite amount of waste and inefficiencies of producing mass quantities of generic signage often months in advance of retail execution of a program. Supply and demand requirements rarely reach equilibrium. In addition, the hidden costs of handling, storage and waste are difficult to quantify. Secondly, the preferred alternative of creating custom signs locally in direct support of established merchandising events creates a marketing dilemma. When signage is produced locally Brand Marketing forfeits control over positioning, messaging, legal mandate requirements and ultimately the equity of the brand. Because of these two compelling factors, we believe Instant Impact represents an ideal solution. Brand maintains control, yet local selling agents can create on-demand customized signage to meet the needs of individual accounts.

A second opportunity within this category is at the wholesaler level. As you may or may not know, this industry mandates a three-tier distribution system. An independently owned wholesaler at the local market level must distribute all alcoholic beverage products. In Control states the government takes distribution responsibility. Each of these wholesalers have print centers tasked with the production of signage ranging from menus; drink lists to wide format banners. Our initial discussions with this group indicate that this is a costly business requirement outside of the wholesaler’s core competency of selling and distributing product but a requirement because of the prominence of custom P-O-P signage. We believe that Centiv has the potential to insert Instant Impact into the wholesaler network as a preferred tool to more efficiently manage custom P-O-P. Suppliers benefit because they provide the versioned signage consistent with the brand message. An immediate benefit to the wholesaler is the reduction of design costs. In addition, in a more elaborate relationship wholesalers could outsource production as a non-core competency and totally eliminate the burden of managing custom P-O-P to meet local market requirements.

We expect to initiate a wholesaler test to validate our assumptions within the next 60 days.

Broadly Penetrate The Non-Alcoholic Beverage Consumer Products Industry- I’ll call this the “all other” segment which ranges from soft drinks and dog food to power tools. We believe that any product that is aggressively merchandised at retail has the potential to leverage Instant Impact and our services. Because of our strong focus on the Alcoholic Beverage industry we’ve historically put minimal selling effort against these other categories, but that will change in the second half of 2003. We know from our experience with Action Performance an organization that manufactures Nascar collectables and distributes through mass merchandisers and hobby shops   that retailers want signage versioned in order to best target and appeal to their shopper trading area. In the instance of Action Performance there is a strong regionality to the popularity of Nascar drivers. With Instant Impact, drivers can be versioned and the most relevant driver is prominently displayed on the sign.

We believe that for companies like Procter&Gamble, Pepsi, Nabisco or even Black and Decker their sales organization could greatly benefit with their retail partners if they made available custom signage specifically co-branded with retailers.

Third Party Printing Relationships- We’ve established third party partnerships with three outside printing organizations with core competency in handling the type of signage we produce. This initiative will allow us to very effectively manage demand surges and efficiently scale our business with limited capital expenditure burden. In addition, we are now providing significantly larger quantity runs of custom signage using litho-printing processes available via these partnerships. We can provide this capability at very reasonable pricing levels to our clients because of the elimination of all up-front design or pre-production expenses. With Instant Impact all files are handled electronically.

Expand Centiv”s Agency Partnerships- Our relationship with One Touch Digital a promotion agency on the west coast has been very successful in expanding our client base. One Touch brings the Instant Impact to their clients as a preferred method for managing P-O-P. One Touch benefits because of the value their providing the client. In addition One Touch is now able to develop more compelling and relevant P-O-P for the client that benefits everyone.

Going forward it’s our intent to explore a number of additional agency relationships, which we feel, will accelerate our future growth.

We believe that Centiv has developed a unique, proprietary, end-to-end solution that will fundamentally change how POP signage is manufactured and implemented within the Consumer Products industry.  As a marketing services company with a strong value proposition and recurring revenue model, we believe we have the foundation in place to scale our business significantly in the future. At the close of the first quarter of 2003, we can already point to a number of significant accomplishments this year that we believe will be the catalyst for our future success:

•                  On March 31, 2003 we completed a private placement of Centiv shares, which raised $2.5 million. This financing resulted in the elimination of all debt, and has left us with the required operating capital to invest in our future growth.

•                  We announced the formation of a new Board of Directors. Our new members have extensive experience in the Consumer Package Goods industry and we intend to leverage their collective wealth of experience in the future management of Centiv.

•                  During 2002, we had signed the first major clients for the Instant Impact product, including Diageo, American Beverage, Island Oasis and Action Performance. Through a relationship with an agency, One Touch Digital, we secured business with PETsMART, PowerHaus and Gold’s Gyms.

So far in 2003, we’ve announced the signing of Bacardi and SKYY Vodka as new clients. We believe that these new client additions, and others to follow in 2003, represent a strong recurring annuity base to build from in the future. Centiv’s portfolio of Instant Impact™ services is well positioned for the future.

•                  Our first quarter operating results highlighted an increase in Instant Impact revenue of 744% versus Q1 2002 and a 259% increase versus Q4 2002.  Our

Instant Impact™ revenue for the first quarter actually exceeded 2002 annual totals.

Second item to cover is the Independent Market Research Results:

Further supporting Centiv’s on-demand model was the recent release of an independent research report commissioned by the Company that found stores using Centiv-generated custom P-O-P recorded average sales increases of 53% versus stores without the signage. This can be compared to a 9% average lift generated when stores use non-custom, stock signage.  Stores displaying product along with the Centiv signage experienced average sales increases of 196%. In addition, a return on investment analysis showed that sales lifts resulted in a 200-250% ROI, while stock signage delivered little to no return on investment. We intend going forward to aggressively leverage these findings in our business development efforts.

Financing  Update:

On March 31, 2003, the Company raised $2.5 million in equity financing to a group of private investors.  These funds provide the investment capital required to continue the momentum we’ve achieved in the marketplace and allow us to rapidly grow the business during the balance of 2003.  We are very please to have completed this financing, especially in this difficult financing environment.

I will now ask our CFO, Tom Mason, to provide a financial review for the first quarter ended March 31, 2003. Tom…

TM:                                                                         Thanks, John. And welcome everyone to our First quarter conference call.

Summary of Operations:

•                  Overall, the First Quarter results exceeded our internal expectations.

•                  Sales for the First quarter were $4.8 million, a growth of 26% over the same period last year.

•                  Sales of the Instant Impact product for Q1 2003 were $717,000 or an increase of 744% from the sales of $85,000 in Q1 2002.  In addition, the sales for Instant Impact in the first quarter were greater than the sales for entire twelve months of 2002 and are up 259% over the Q4 2002 revenues.  The sales increase was primarily attributable to expanded usage of the Instant Impact system from existing customers.  We expect that the new customers to be implemented during the second quarter plus expanded usage from existing customers will result in additional revenue growth of Instant Impact.

•                  Revenues from the sale of digital printing equipment, supplies and technical support to Anheuser-Busch (A-B) and its wholesale distributor network grew to $4.1 million, a 9% increase compared to Q1 2002,.  As previously announced, Centiv exited this business effective March 31, 2003, in order to focus exclusively on the development of Instant Impact™ and as a result will not be offering these products in the future.

•                  Gross profit margins for Q1 2003 increased 43% over prior year and as a percentage of sales; the gross profit margin grew 3.4 percentage points over prior year. The margin improvement is attributable to a stronger mix of higher margin Instant Impact sales.  Instant Impact margins were 55% compared to margins of 24% for the A-B sales for Q1 2003.

•                  Operating expenses are up $69,000 over prior year due to  additional selling costs of $225,000 relating to the sales and the wind-down of the Anheuser-Busch business.  Excluding the selling costs for A-B, operating expenses for Q1 2003 were $861,000 or a 15% decrease over Q1 2002.  As a result of exiting the A-B business, the associated costs have been reduced effective March 31, 2003.

•                  On an operating basis, the loss of $44,000 for Q1 2003 has improved 88% or $334,000 from an operating loss of $378,000 in Q1 2002.

•                  The interest expense in Q1 2003 represents interest on the $1.0 million of convertible subordinated debt.  Half of the debt  was converted into equity and the other half was repaid as of March 31, 2003 and therefore the interest expense will not repeat in future quarters.

•                  The first quarter net loss from continuing operations improved 10% over prior year to a loss of $60,000 (or $0.01 per share) versus a loss of $67,000 (or $0.2 per share) in 2002.  If you exclude from prior year results the other income of $283,000 relating to the settlement of outstanding liabilities from the sale of the Company’s Channels Business, the Q1 2003 net loss of $60,000 from continuing operations reveals an 83% improvement over the adjusted loss of $350,000 in 2002.

Balance Sheet:

•                  The Company’s balance sheet has significantly improved as a result of the $2.5 million private equity financing.

•                  The Company currently has no debt and shareholder’s equity has increased to $3.8 million as of March 31, 2003, from $1.5 million as of December 31, 2002.

•                  Working capital has improved by $1.5 million, from $783,000 at December 31, 2002, to $2.3 million as of March 31, 2003.

•                  In addition, the leverage ratio (debt to equity) has improved from 3.33 at December 31, 2002 to 0.65 at March 31, 2003.

Overall, we are pleased with the first Quarter results.

This concludes the summary of our financial results. Now, I’d like to turn the call back over to John.

JL:                             Thank you, Tom.

I will take a few moments to provide some fiscal guidance for the coming quarters.

Guidance:

Beginning in 2001 with the conception of the Instant Impact vision the management of Centiv has viewed our end-to-end solution as the future of The Company..   We believe our results year to date and our forecast for the balance of 2003 are strong indicators of the relevancy of our business proposition and the industry embrace and endorsement of custom on-demand P-O-P Signage. If you strip out the $4.1 million of A-B business from the first quarter, the company’s revenue from Instant Impact was $717,000.   For all of 2002, the Instant Impact business generated revenues of $638,000.

We expect to show continued revenue growth going forward (excluding the A-B business) from the Instant Impact product as we increase usage from existing customers and implement new clients throughout the year. We expect to see Instant Impact revenue growth of 8 times in 2003 compared to 2002 revenues – or a forecast of approximately $5 million in revenues in 2003.   This translates to a $7 to $8 million revenue run rate by the end of 2003.

We anticipate reaching our breakeven in Q1 2004 timeframe and become cash flow positive.

As a management team we are very focused on creating shareholder value.  We believe we are building a strong business in the market services sector that has a recurring revenue model and is very scalable.   We anticipate continued attractive growth rates in 2003 and future years.

That’s all that I have prepared to report.   We will now go to the Q&A portion of the conference call?

Q & A

Operator: Our first question comes from Tom Akin from Talkot Capital.  Please state your affiliation, followed by your question.

Tom Akin:  Yes, it’s Tom Akin at Talkot Capital.  And congratulations, guys, on a nice quarter.  Just a quick question: can you talk at all about the specific clients, John, that you’re working with and where are we in the – where are you in the continuum in working with those clients, and can we expect – what can we expect in 2003 in terms of clients that you’re going to be contacting?

John Larkin:  Well, as we said in the call, Tom, a number of our clients are existing clients, are in the process of scaling the business.  In particular, Diageo, is the largest supplier of alcohol beverage products in the world.  Diageo in the second half of this year will take a much more aggressive stand as to how they intend to use our product and make that available to the field.  In addition to that, we’re in the process of testing Instant Impact with Diageo in the UK.  The United Kingdom represents about 33 – 34 percent of the U.S. market.  It’s our hope and expectation that the UK test will go live in the back half of this year.  We referenced Skyy Vodka and Bacardi as existing clients.  And that, of course, is the case.  But the reality is Bacardi has just gone live this week.  We’re in the process of rolling that out across nine regions.  And that rollout process will occur over the next 90 days and we would expect significant revenue generated from that rollout.

In addition to that, Skyy Vodka has just gone live this week on a national basis and our hope and expectation is that they become a very valuable client for us as well.  So a number of clients that we referenced are just going live now and will be contributing in the back half of this year.  In addition to that, we’re beginning to build a pretty aggressive pipeline and clients that we’re in discussion with.  And our hope and expectation is that a number of them become clients in the back half of this year and contribute to our revenue in 2003 and beyond.

T Akin:  Thanks.

Operator:  Thank you.  Our next question comes from Alan Stone from Wall Street Research, please state your question.

Alan Stone:  Again, congratulations, John and Tom, for the very impressive and quick turnaround of the business.  Just wondering if you could elaborate a little bit more on the investor who recently financed the company, and I don’t know if you’re at liberty to announce who they were, but if you can that would be great.  If not, maybe you could talk a little bit about the type of investor they are and so forth.

Thomas Mason:  Sure, Alan, this is Tom.  I’ll take that.  The investors were a group of private investors.  They were investors primarily in the Series A Preferred Stock round - the financing we did last year, as well as investors that were in the convertible sub-debt financing that we did in September of last year.  And then John Larkin, who obviously is our CEO, also invested in this round.  And those are primarily the set of investors.

J Larkin:  Just to add to that, Alan, these investors are long-term investors, have invested historically in small micro-cap companies, committed to the long-term vision and the long-term investment opportunity.

A Stone:  OK, thank you.

Operator:  Just a reminder, ladies and gentlemen, if you do have a question, please press * 1 on your pushbutton telephone at this time.  If there are no further questions, I will now turn the conference back to Mr. Larkin to conclude.

J Larkin:  I’d just like to thank everyone for taking the time today and your past and continued support.  Thank you very much from the management team at Centiv.

Operator:  Ladies and gentlemen, once again, a rebroadcast of this call will be available approximately one hour from now.  To access the rebroadcast, you may dial 1-800-428-6051 or 973-709-2089 with an ID number of 291960.  That concludes our conference for today.  Thank you all for participating and have a nice day. All parties may now disconnect.

(conference concluded)